EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-163866) on Form S-3 Registration Statement (No. 333-170692) on Form S-8 and Post Effective Amendment No. 1 on Form S-3 to Form S-1/MEF (No. 333-146777) of Retail Opportunity Investments Corp. of our report dated March 11, 2010, relating to our audit of the consolidated statements of operations, equity and cash flows for the year ended December 31, 2009, which appear in this Annual Report on Form 10-K of Retail Opportunity Investments Corp. for the year ended December 31, 2011.

/s/ McGLADREY & PULLEN, LLP

New York, New York

February 28, 2012